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                                                                    EXHIBIT 23-1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Banc Corporation
Birmingham, Alabama

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-70953) of The Banc Corporation of our report dated June 22, 2005, relating to the statement of net assets available for plan benefits of The Banc Corporation 401(k) Plan as of December 31, 2004 and the related statement of changes in net assets available for plan benefits for the year then ended and supplemental schedule, which appear in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Carr, Riggs & Ingram LLC

Montgomery, Alabama
June 28, 2005